AMENDED AND RESTATED

ANNEX A

Covered Portfolios / Fee Schedule

Effective as of November 9, 2009

Portfolio	Annual Fee Rate
RS S&P 500 Fund	0.2375%
RS Investment Quality Bond Fund	0.4750%
RS Low Duration Bond Fund	0.4275%
RS High Yield Bond Fund	0.5700%
RS Tax-Exempt Fund	0.4750%
RS Money Market Fund	0.4275%
RS High Yield Municipal Bond Fund	0.4750%
RS Floating Rate Fund	0.6175%
RS Strategic Income Fund	0.5700%

This amendment is hereby agreed to on the 9th day of November, 2009.

RS INVESTMENT MANAGEMENT CO. LLC		GUARD INVESTOR SERVICES LLC

By:	/s/ Terry R. Otton	By:	/s/ Thomas G. Sorell
Name:	Terry R. Otton	Name:	Thomas G. Sorell
Title:	Chief Executive Officer	Title:	EVP & CIO